As filed with the Securities and Exchange Commission on December 22, 2006

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IDAHO GENERAL MINES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Idaho	91-0232000
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

10 N. Post Street, Suite 610
Spokane, Washington 99201

(Address of principal executive offices, including zip code)

IDAHO GENERAL MINES, INC. STOCK PLAN

(Full title of the plan)

Henry A. Miller
10 N. Post Street, Suite 610
Spokane, Washington 99201
(509) 455-9077

(Name, address and telephone number of agent for service)

Copies to:

Gary Kocher
Kristy Harlan
Preston Gates & Ellis LLP
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104
(206) 623-7580

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common stock, $0.001 par value, under the Idaho General Mines, Inc. Stock Plan	560,000	$0.60	$336,000	$35.95

(1)          Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), includes an indeterminate number of additional shares that may be necessary to adjust the number of shares as a result of any further stock split, stock dividend or similar adjustment of the Registrant’s common stock pursuant to the Idaho General Mines, Inc. Stock Plan.

(2)          Represents shares issuable upon the exercise of outstanding options issued under the Idaho General Mines, Inc. Stock Plan.

(3)          Pursuant to Rule 457(h)(1) and 457(c) under the Securities Act, the offering price is based on the weighted average exercise price of $0.60 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with Rule 428 under the Securities Act, and the instructional note to Part I for Form S-8, the information required by Part I to be contained in the Section 10(a) prospectus has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated by reference in this Registration Statement:

(a)          The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 31, 2006, as amended by Forms 10-K/A filed on April 28, 2006 and June 19, 2006;

(b)         All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above; and

(c)          The description of the Registrant’s Common Stock contained in the Registration Statement on Form 10-SB filed on January 5, 2004, under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates on which such documents are filed.

Item 4.           Description of Securities.

Not applicable.

Item 5.           Interests of Named Experts and Counsel.

Not applicable.

Item 6.           Indemnification of Directors and Officers.

The Idaho Business Corporation Act (“IBCA”) authorizes a corporation to indemnify directors and officers in certain circumstances. The corporation may indemnify against all reasonable expenses (including attorneys’ fees) for all judgments, fines and amounts paid in settlement. The corporation may only indemnify an officer or director if:

(i)           the indemnified person acted in good faith and in a manner reasonably believed by the person to be in, or not opposed to, the best interests of the corporation; and

(ii)        in the case of a criminal proceeding, the indemnified person had no reasonable cause to believe his or her conduct was unlawful.

No indemnification may be made if it is determined that the individual did not meet the above listed standards or is determined to be liable on the basis that he or she received a financial benefit not entitled to. A corporation’s determination of whether to indemnify someone must be made:

(i)           by a majority vote of the board of directors if there are two or more disinterested directors;

(ii)        by a committee of disinterested directors designated by the majority vote of the disinterested directors (even if less than a quorum);

(iii)     by special legal counsel if there are fewer than two disinterested directors; or

(iv)    by the shareholders, but shares owned by or voted by a director who is not disinterested may not be voted.

Where the person defends a matter successfully, indemnification for reasonable expenses is mandatory. Officers’ and directors’ expenses may be paid in advance of final disposition if the person agrees to repay the advances if he is later determined not to be entitled to indemnification.

The Registrant’s articles of incorporation provide that its directors shall not be personally liable to the Registrant or its shareholders for monetary damages for conduct as a director, except for liability of the director for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct which violates the IBCA, pertaining to unpermitted distributions to shareholders or loans to directors, or (iii) any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled. If the IBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the IBCA, as so amended. Further, the Registrant is authorized to indemnify, agree to indemnify or obligate itself to advance or reimburse expenses incurred by its directors, officers, employees or agents in any proceeding (as defined in the IBCA) to the full extent of the laws of the State of Idaho as may now or hereafter exist.

Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits.

Exhibit Number	Description

5.1	Opinion of Hull & Branstetter Chartered.
23.1	Consent of Hull & Branstetter Chartered (included in Exhibit 5.1).
23.2	Consent of Williams & Webster, P.S.
24.1	Powers of Attorney (included on the signature page to this Registration Statement).
99.1	Idaho General Mines, Inc. Stock Plan (incorporated by reference to the Registrant’s Schedule 14A filed on October 29, 2004).

Item 9.           Undertakings.

The Registrant hereby undertakes:

(1)          To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)             include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to the Exchange Act that are incorporated by reference in the Registration Statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  That, for determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                   any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)                             the portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)                            any other communication that is an offer in the offering made by the Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on this 22nd day of December 2006.

Idaho General Mines, Inc.

By:	/s/ Robert L. Russell
Robert L. Russell
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert L. Russell, Henry A. Miller and Robert L. Dumont, jointly and severally, each in his own capacity, his true and lawful attorneys-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on this 22nd day of December, 2006.

Signature		Capacity

By:	/s/ Robert L. Russell	Director, President and Chief Executive
	Robert L. Russell	Officer (Principal Executive Officer)

By:	/s/ Robert L. Dumont	Chief Financial Officer
	Robert L. Dumont	(Principal Financial Officer)

By:	/s/ Kenneth Rux	Controller
Kenneth Rux

By:	/s/ John B. Benjamin	Director
John B. Benjamin

By:	/s/ Ricardo M. Campoy	Director
Ricardo M. Campoy

By:	/s/ Robert Llee Chapman	Director
Robert Llee Chapman

By:	/s/ Richard F. Nanna	Director
Richard F. Nanna

By:	/s/ Roy A. Pickren, Jr.	Director
Roy A. Pickren, Jr.

By:	/s/ Gene W. Pierson	Director
Gene W. Pierson

By:	/s/ Norman A. Radford	Director
Norman A. Radford

By:	/s/ R. David Russell	Director
R. David Russell

INDEX TO EXHIBITS

Exhibit Number	Description

5.1	Opinion of Hull & Branstetter Chartered.
23.1	Consent of Hull & Branstetter Chartered (included in Exhibit 5.1).
23.2	Consent of Williams & Webster, P.S.
24.1	Powers of Attorney (included on the signature page to this Registration Statement).
99.1	Idaho General Mines, Inc. Stock Plan (incorporated by reference to the Registrant’s Schedule 14A filed on October 29, 2004).